EXHIBIT 99.1

Entegris Reports Results for Fiscal Fourth Quarter And Year

CHASKA, Minn., October 12, 2005 – Entegris, Inc. (Nasdaq: ENTG), a global leader in materials integrity management, today reported its financial results for the fiscal fourth quarter and year ended August 27, 2005. Reflecting the company’s merger with Mykrolis Corporation on August 6, 2005, sales for the fourth quarter were $104.7 million, which included Mykrolis sales of $13.7 million for the three weeks from the date of the merger, and which compared to $86.9 million in the third quarter and $99.5 million in the fourth quarter a year ago.

Primarily reflecting the impact of the merger, the company in the fourth quarter reported a net loss of $7.9 million, or $0.09 per diluted share. EBITDA (a measure defined as earnings before interest, taxes, depreciation, and amortization) was negative $8.2 million, which included integration expense of $11.5 million, merger-related and other restructuring charges of $9.2 million, and stock-based compensation of $2.0 million.

For the fiscal year ended August 27, 2005, sales were $367.1 million, versus $346.8 million reported in the prior year. Net income was $9.4 million and earnings per diluted share were $0.12 versus $0.32 in the prior year. EBITDA for fiscal 2005 was $29.6 million, which included integration expense of $12.3 million, merger-related and other restructuring charges of $9.6 million, and stock-based compensation of $3.6 million.

Gideon Argov, Entegris’ president and chief executive officer, said: “This is a period of transition for Entegris. Our reported results reflected a number of factors including costs and expenses associated with the merger, a stable business environment, and the residual impact of three unprofitable product lines recently designated for divestiture. Demand for our products was stable, reflecting continued high fab utilization rates at our customers and generally flat capital spending trends in the industry.”

Argov added, “With the merger transaction completed, we are now executing the steps needed to grow the company and drive our future performance. We expect to have the integration process substantially completed by the middle of calendar 2006 and to have in place the majority of the annual merger-related cost savings of approximately $20 million.

“With a strong balance sheet, true global scale and scope, and a strategic focus as a leader in materials integrity management, we believe we have a solid platform to grow faster than the semiconductor market over the long-term and to maximize our profitability and build shareholder value,” Argov concluded.

Outlook

For the first (November) fiscal quarter of 2006, the company expects sales from continuing operations to be $145 million to $155 million, versus $150 million in the August quarter on a comparable pro forma basis. EBITDA is anticipated to be in the range of $24 million to $29 million, before stock-based compensation, merger-related and other restructuring charges, and integration expenses.

Fourth-Quarter Results Conference Call Details

Entegris will hold a conference call to discuss its results for the fourth quarter on Wednesday, October 12, 2005 at 9:00 a.m. ET (6:00 a.m. PT). Participants should use passcode 3159842 and dial one of the following numbers: 800-289-0572 (for U.S. callers) or 913-981-5543 (for callers outside the U.S.). A replay of the call can be accessed at 888-203-1112 (passcode: 3159842). The conference call will also be webcast on the investor relations portion of the Entegris web site at www.entegris.com.

EBITDA Discussion

The financial results discussed in this release included references to a measure called “EBITDA,” which is defined as earnings before interest, taxes, depreciation, and amortization. We believe this measure provides relevant and useful information to our investors since it best approximates the company’s ongoing operating results and as such is one of the measures used by management to assess the company’s financial results and cash flow. We intend to continue to use this measure in the future, particularly since mergers and acquisitions will be a key part of our strategy. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S. EBITDA, as we have defined it, may not be comparable to similarly titled measures reported by other companies.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of Entegris could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks associated with the challenges of integration, restructuring, manufacturing transfers, and achieving anticipated synergies associated with the merger of Entegris with Mykrolis; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in semiconductor industry spending; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures; (vii) the risks described under the headings “Risks Relating to our Business and Industry,” “Risks Related to our Separation from Millipore” and “Risks Related to Securities Markets and Ownership of Our Common Stock” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Mykrolis Corporation Annual Report on Form 10–K for the fiscal year ended December 31, 2004 and under Item 2, Management’s Discussion and Analysis of Results of Operations and Financial Condition of the Mykrolis Corporation Form 10–Q reports for the first fiscal quarter of 2005; (viii) the risks described under the heading “Risk Factors” in Item 1, Business of the Entegris, Inc. Annual Report on Form 10–K for the fiscal year ended August 28, 2004; and (ix) other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris is the global leader in materials integrity management – purifying, protecting and transporting critical materials used in high technology products, processes and services. Entegris and Mykrolis completed their merger to create the new Entegris in August 2005. The merged company delivers technology, product and service solutions to the semiconductor and other high tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

### END ##

Entegris, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended		Twelve months ended
	August 27, 2005	August 28, 2004	August 27, 2005	August 28, 2004
Net sales	$104,704	$99,494	$367,100	$346,764
Cost of sales	71,912	55,052	227,601	195,861

Gross profit	32,792	44,442	139,499	150,903
Selling, general and administrative expenses	42,799	26,262	115,089	96,176
Engineering, research and development expenses	6,363	5,361	20,400	20,128

Operating (loss) income	(16,370)	12,819	4,010	34,599
Interest income, net	(1,102)	(165)	(2,538)	(283)
Other (income) expense, net	(282)	216	(2,119)	(1,035)

(Loss) income before income taxes and other items below	(14,986)	12,768	8,667	35,917
Income tax (benefit) expense	(7,145)	3,838	(973)	11,134
Equity in net loss (income) of affiliates	90	(5)	247	13

Net (loss) income	$(7,931)	$8,935	$9,393	$24,770

(Loss) earnings per common share:
Basic:	$(0.09)	$0.12	$0.12	$0.34
Diluted:	$(0.09)	$0.12	$0.12	$0.32
Weighted shares outstanding:
Basic	88,432	73,304	77,137	72,957
Diluted	88,432	76,060	79,328	76,220

Entegris, Inc.

Reconciliation of EBITDA to GAAP Statements of Operations

(In thousands, except per share data)

(Amounts in thousands, except per share amounts)

	Three months ended		Twelve months ended
	August 27, 2005	August 28, 2004	August 27, 2005	August 28, 2004
Net sales	$104,704	$99,494	$367,100	$346,764
Cost of sales	71,912	55,052	227,601	195,861

Gross profit	32,792	44,442	139,499	150,903
Selling, general and administrative expenses	41,964	26,262	114,254	96,176
Engineering, research and development expenses	6,363	5,361	20,400	20,128

Operating (loss) income	$(16,370)	$12,819	$4,010	$34,599
Add: Depreciation	5,815	4,835	19,441	20,082
Add: Amortization (a)	2,355	1,505	6,173	5,410

EBITDA (b)	$(8,200)	$19,159	$29,624	$60,091

Notes to Reconciliation of EBITDA to GAAP Statements of Operations:

a) Total amortization includes $1.1 million of amortization related to the purchase accounting for the August 6, 2005 merger with Mykrolis. The balance of total amortization relates to the pre-merger amortization of intangibles, including patents and trademarks.

b) EBITDA is before stock-based compensation, merger-related and other restructuring charges, and integration expense.

Table of stock-based compensation, merger-related and other restructuring charges, and integration expense:

	Three months ended		Twelve months ended
	August 27, 2005	August 28, 2004	August 27, 2005	August 28, 2004
Merger-related and other restructuring (1)	9,169	—	9,549	—
Integration expense (2)	11,468	—	12,265	—
Stock-based compensation (3)	1,990	—	3,582	—

1) Merger-related and other restructuring includes $5.9 million related to the write-up of Mykrolis inventory to fair market value as required by purchase accounting. Also included are costs associated with asset realignment and other restructuring programs unrelated to the company’s merger with Mykrolis to realign certain production activities at the company’s facilities in Chaska, Minnesota, Colorado Springs, Colorado, Gilroy, California and Kulim, Malaysia. These costs were $3.3 million in the fourth quarter of fiscal 2005 and $3.6 million for the fiscal year ending August 27, 2005.

2) Integration planning and execution expenses include severance costs and consulting fees associated with the August 6, 2005 merger with Mykrolis.

3) Stock-based compensation expense primarily relates to the issuance of restricted stock, excluding amounts otherwise included in integration expense.

Entegris, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	August 27, 2005	August 28, 2004
ASSETS
Cash, cash equivalents and short-term investments	$279,657	$133,180
Accounts receivable	122,304	74,525
Inventories	91,798	45,186
Deferred tax assets	24,320	8,178
Other current assets and assets held for sale	27,476	3,546

Total current assets	545,555	264,615

Property, plant and equipment, net	125,950	97,634

Investments	6,926	7,146
Intangible assets	479,963	95,040
Deferred tax asset – non-current	36,337	—
Other assets	6,769	2,611

Total assets	$1,201,500	$467,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1,565	$1,492
Short-term debt	3,629	6,477
Accounts payable	29,607	15,768
Accrued liabilities	70,898	34,554
Income tax payable	34,694	5,604

Total current liabilities	140,393	63,895

Long-term debt, less current maturities	22,148	18,898
Other non-current liabilities	15,550	1,024
Deferred tax liabilities	—	11,044
Shareholders’ equity	1,023,409	372,185

Total liabilities and shareholders’ equity	$1,201,500	$467,046